EXHIBIT 10.1

AMENDMENT TO

AMENDED AND RESTATED LEASE AGREEMENT

This Amendment (“Amendment”) to that certain Amended and Restated Lease Agreement dated October 11, 2017 (“Lease”) by and between TNT Holdings, LLC (“Landlord”) and Purple Innovation, LLC (“Tenant”) is made and entered effective as of the last date of execution of this Amendment by Landlord or Tenant (as applicable) as set forth in the signature page hereof (the “Effective Date”). All defined terms used in this Amendment shall be as defined in the Lease unless otherwise noted.

WHEREAS under the existing terms of paragraph 23 of the Lease Landlord is required to carry a commercial general liability policy covering the outside areas of the Entire Premises and special form causes of loss insurance covering Landlord’s improvements to the Entire Premises, and Tenant is obligated to pay for the premiums thereof; and

WHEREAS Landlord and Tenant have agreed that Tenant shall undertake to directly carry a commercial general liability policy covering the outside areas of the Entire Premises and special form causes of loss insurance covering Landlord’s improvements to the Entire Premises and name Landlord as an additional insured, with the obligation to insure passing from Landlord to Tenant as soon as commercially practical after the Effective Date of this Amendment.

Paragraphs 23 through 25 of the Lease are hereby amended to state:

23. Insurance. Tenant shall, at all times during the Term, carry a policy or policies of commercial general liability insurance covering the outside areas of the Entire Premises and special form causes of loss insurance covering Landlord’s improvements to the Entire Premises, all in such forms and amounts and with such deductibles as Tenant reasonably deems appropriate and which is subject to annual approval by Landlord, which approval shall be within ten (10) days of Tenant’s request and shall not be unreasonably withheld (collectively, “Insurance”). Tenant shall pay all the costs of such insurance. Landlord shall be named an additional insured on such insurance policies.

24. Insurance. Tenant will provide to Landlord an annual statement of insurance evidencing insurance arranged by the Tenant.

25. Summary. Upon receipt of the statements for Real Estate Taxes, Landlord shall compute the amount due from Tenant, and a summary shall be furnished to Tenant reflecting the amount due. If the amounts paid by Tenant during the preceding period were in excess of Tenant’s Share of such Real Estate Taxes or other costs as defined in this Lease, the excess shall be credited against the next ensuing payments due from Tenant, and if the amount paid by Tenant is less than Tenant’s Share of such Real Estate Taxes or other costs as defined in this Lease, Tenant shall pay the deficiency within ten (10) days after receipt of notice thereof.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment.

TENANT:
Purple Innovation, LLC

Signature:	/s/ Casey McGarvey

Name:	Casey McGarvey

Title:	Chief Legal Officer

Date:	April 23, 2020

LANDLORD:
TNT Holdings, LLC

Signature:	/s/ Tony Pearce

Name:	Tony Pearce

Title:	Manager

Date:	April 23, 2020